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Exhibit 99.1

Contact:
Thomas J. Cowee
Senior VP and Chief Financial Officer
817-632-4005
tjcowee@iesi.com

IESI Corporation Purchases Seneca Meadows Landfill and Announces
New Equity Issuance and Credit Facility

        Fort Worth, TX—October 10, 2003—IESI Corporation (IESI) announced today that it has acquired the stock of Seneca Meadows, Inc., the owner and operator of the Seneca Meadows Landfill. The Seneca Meadows Landfill is a fully permitted municipal solid waste landfill located in the Finger Lakes Region of upstate New York, approximately 45 miles southeast of the City of Rochester, New York. Seneca Meadows Landfill is permitted to accept an average of 6,000 tons of municipal solid waste per day. Revenue at the landfill for fiscal year 2002 was $47.7 million.

        IESI also announced today that it has completed the sale of $47.5 million of new equity capital, primarily from its existing shareholders and their affiliates and management. In addition, IESI plans to sell an additional $2.5 million to $7.5 million of equity. The new Series E Convertible Preferred Stock is the most senior class of IESI's equity and has substantially the same terms and conditions of the Company's outstanding Series D Preferred Stock. The new equity was used to help finance the purchase of Seneca Meadows. To date, IESI has raised over $240.0 million of funded equity capital.

        IESI also announced today that is has finalized a refinancing of its senior secured credit facility. The expanded $400.0 million senior secured credit facility is made up of a $200.0 million revolver and a $200.0 million term loan. The revolver matures October 2008 and the term loan matures in October 2010. The $200.0 million term loan and borrowings of $33.7 million under the revolver were used to refinance IESI's existing credit facility, and to finance the purchase price and expenses related to the Seneca Meadows acquisition. Future borrowings under the revolver will be available to finance acquisitions, capital expenditures, working capital and other general corporate purposes. Fleet Securities, Inc. was the arranger for the facility, Fleet National Bank is the Administrative Agent and LaSalle National Bank Association is the Syndication Agent.

        "Seneca Meadows Landfill is one of New York State's premier landfills, and we are extremely proud and excited to welcome them to our family of companies" said Mickey Flood, President and CEO of IESI. "The purchase of the landfill solidifies our Northeast Region and positions us to for future expansion in the Northeast. I'd like to thank all our shareholders and lenders, who were again extremely supportive of our Company and this transaction."

        "We made initial contact with the seller three years ago" said Larry McGee, Senior Vice President and Chief Development Officer. "We signed our definitive agreement in May 2003 and since then we have enjoyed getting to know the people at Seneca Meadows and the local communities. We expect the transition to IESI to be very smooth."

        IESI is one of the leading regional, non-hazardous solid waste management companies in the United States and has grown rapidly through a combination of strategic acquisitions and internal growth. IESI provides collection, transfer, disposal and recycling services to 275 communities, including more than 535,000 residential customers and 54,000 commercial and industrial customers in nine states.

        This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe the Company's objectives, plans or goals are also forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. The Company urges you to carefully consider the factors and related information set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update the forward-looking statements to reflect new information, subsequent events or otherwise.

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  Exhibit 99.1